Exhibit 99.1

       American Spectrum Realty Reports First Quarter Results;
                   Rental Revenues Increased 10.6%

    HOUSTON--(BUSINESS WIRE)--April 29, 2004--American Spectrum
Realty, Inc. (AMEX:AQQ), a real estate investment and management company, announced today its results for the first quarter of 2004.

    For the quarter ended March 31, 2004, the Company recorded rental revenue of $7.4 million compared with $6.7 million for the 2003 first quarter. This increase of $707,000 was primarily the result of revenue being generated from four Houston office properties acquired between May 7, 2003 and November 13, 2003. Rental revenue from the acquired properties was included in the Company's results since the date of acquisition of each property. The weighted average occupancy of the Company's properties at March 31, 2004 and 2003 was 81% and 79%, respectively.

    The Company will continue its strategy to sell its non-core property types -- apartment and shopping center properties -- and to sell its properties located in the Midwest and Carolina's -- its non-core markets. The Company will focus primarily on office and industrial properties located in Texas, California and Arizona.

    Net loss for the year ended March 31, 2004 was $1.8 million, or $1.17 per share, compared with a net loss of $2.3 million, or $1.64 per share, for the first quarter 2003. Results for the first quarter 2004 and 2003 reflect the following non-cash items (in thousands):


                                                    Three Months Ended
                                                         March 31,
                                                      2004      2003
                                                    --------  --------

Non-Cash Charges:
Depreciation and amortization from real estate
 held for investment                               $  2,685  $  2,262
Mark-to-market adjustments on interest rate
 protection agreements                                    -       222
Deferred compensation expense                            28        79
Non-Cash Items:
Deferred rental income                                  245       120
Minority interest                                       263       294
Interest on receivable from principal
 stockholders                                            18         -
Amortization of loan premiums                           149       140
Amortization of note receivable discount                 25         -
Mark-to-market adjustments on interest rate
 protection agreements                                   10         -


    William J. Carden, President of American Spectrum, said, "During the last two years, in line with our strategy, we have increased our portfolio in Texas by acquiring seven office buildings. These properties contributed to our improved revenues over 2003. The weighted average occupancy of our Texas office properties at March 31, 2004 was 87%. We continue to take steps to aggressively market all of our properties thereby increasing occupancy and improving our financial results."

    American Spectrum Realty, Inc. is a real estate investment and management company that owns 25 office, industrial, apartment and retail properties aggregating over 2.4 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.

    Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

                      - Financial Tables Follow -


                    AMERICAN SPECTRUM REALTY, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
           (Dollars in thousands, except per share amounts)


                                                  Three Months Ended
                                                       March 31,
                                                ----------------------
                                                  2004        2003
                                                ----------  ----------
REVENUES:
Rental revenue                                 $    7,373  $    6,666
Interest and other income                              80          10
                                                ----------  ----------
         Total revenues                             7,453       6,676
                                                ----------  ----------

EXPENSES:
Property operating expense                          2,766       2,511
General and administrative                          1,127       1,593
Depreciation and amortization                       2,685       2,262
Interest expense                                    2,963       2,598
                                                ----------  ----------
         Total expenses                             9,541       8,964
                                                ----------  ----------

Net loss before minority interest and
 discontinued operations                           (2,088)     (2,288)

Minority interest                                     263         294
                                                ----------  ----------

Net loss before discontinued operations            (1,825)     (1,994)

Discontinued operations:
  Loss from discontinued operations                     -        (282)
                                                ----------  ----------

         Net loss                              $   (1,825) $   (2,276)
                                                ==========  ==========

Basic and diluted per share data:
     Net loss before discontinued operations   $    (1.17) $    (1.44)
     Loss from discontinued operations                  -       (0.20)
                                                ----------  ----------
     Net loss                                  $    (1.17) $    (1.64)
                                                ==========  ==========

Basic weighted average shares used              1,555,442   1,384,542


                                                 March 31,  March 31,
                                                    2004       2003
                                                 ---------- ----------

Real estate held for investment, net              $182,598   $182,790
Cash                                                   566      2,937
Total assets                                       205,529    208,003
Notes payable, net of premiums                     150,145    151,051
Total liabilities                                  179,725    180,259
Total stockholders' equity                          18,758     20,435


    CONTACT: American Spectrum Realty, Inc., Houston
             William J. Carden, 949-753-7111